Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	January 20, 2012
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP ANNOUNCES 2011 NET INCOME OF $1.3 BILLION

Fourth quarter net income of $314 million, earnings per diluted share of $0.33

•	4Q11 net income available to common shareholders of $305 million, or $0.33 per diluted common share, vs. $373 million, or $0.40 per share, in 3Q11 and $270 million, or $0.33 per share in 4Q10

•	4Q11 return on assets of 1.1%

•	4Q11 return on average common equity of 9.5%; return on average tangible common equity* of 11.9%

•	Full year EPS of $1.18, up 87% compared with 2010; 2011 included $153 million, or $0.17 per share, of TARP discount accretion recorded in 1Q11

•	Pre-provision net revenue (PPNR)* of $473 million reflected:

•	Net interest income (FTE) of $920 million, up 2% sequentially; net interest margin 3.67%; period end portfolio loans up 2% sequentially driven by 5% growth in C&I loans

•

Noninterest income of $550 million compared with $665 million in the prior quarter; decline largely due to $54 million charge to a swap liability related to our previous sale of class B Visa shares, about $30 million lower debit interchange revenue due to change in debit interchange regulations, $22 million lower mortgage banking revenue, and $21 million lower net investment securities gains

•

Noninterest expense of $993 million, up 5% sequentially, driven by a $14 million litigation reserve charge related to card association membership and higher compensation and benefits expense which included a $10 million sequential increase largely due to the impact of a higher stock price on long term equity awards, $6 million in pension settlement expense, and the effect of higher loan volumes

•	Credit trends remain favorable

•

4Q11 net charge-offs of $239 million (1.19% of loans and leases), versus 3Q11 NCOs of $262 million and 4Q10 NCOs of $356 million; lowest NCO level since 4Q07; 4Q11 provision expense of $55 million compared with 3Q11 provision of $87 million and 4Q10 provision of $166 million

•

Loan loss allowance declined $184 million, similar to 3Q11 and 4Q10, due to improvement in credit results; allowance to loan ratio of 2.78%, 124% of nonperforming assets, 157% of nonperforming loans and leases, and 2.4 times 4Q11 annualized net charge-offs

•

Total nonperforming assets of $2.0 billion including held-for-sale declined $187 million or 9% sequentially; nonperforming assets excluding held-for-sale of $1.8 billion declined $128 million or 7%; lowest levels since 1Q08

•	NPA ratio of 2.23% down 21 bps from 3Q11, NPL ratio of 1.76% down 17 bps from 3Q11; gross NPL inflows of $396 million down 5% sequentially

•	Total delinquencies (includes 30-89 days past dues and over 90 days past dues) down 13% sequentially

•	No direct European sovereign exposure; total exposure to European peripheral borrowers less than $0.2 billion; total exposure to European banks less than $0.2 billion**

•	Strong capital ratios; exceed fully phased-in Basel III proposed standards

•	Tier 1 common ratio 9.34%*, up 1 bp sequentially (pro forma*** ~9.7% on a fully-phased in Basel III-adjusted basis, estimated among highest of large cap U.S. banks)

•	Tier 1 capital ratio 11.91%, Total capital ratio 16.08%, Leverage ratio 11.10%

•	Tangible common equity ratio* of 8.68% excluding unrealized gains/losses; 9.04% including unrealized gains/losses

•	Book value per share of $13.92, tangible book value per share* of $11.25

•	Tangible book value per share growth 2% from 3Q11, 13% from 4Q10

*	Non-GAAP measure; See Reg. G reconciliation on page 33
**	“European” includes non-Eurozone countries; “European peripheral” includes Greece, Ireland, Italy, Portugal, Spain
***	Current estimate (non-GAAP), subject to final rule-making and clarification by U.S. banking regulators; currently assumes unrealized securities gains are included in common equity for purposes of this calculation

Fifth Third Bancorp (Nasdaq: FITB) today reported full year 2011 net income of $1.3 billion, compared with net income of $753 million in 2010. After preferred dividends, 2011 net income available to common shareholders was $1.1 billion, or $1.18 per diluted share, compared with 2010 net income available to common shareholders of $503 million, or $0.63 per diluted share. Preferred dividends in the first quarter of 2011 included $153 million, or $0.17 per diluted share, of discount accretion primarily related to the repayment of TARP preferred stock, as well as $15 million, or $0.02 per diluted share, of contractual dividend payments on the TARP preferred stock. TARP preferred dividends in 2010 were $215 million, or $0.27 per diluted share, including $170 million of contractual dividend payments and $45 million of discount accretion.

Fourth quarter 2011 net income was $314 million, compared with net income of $381 million in the third quarter of 2011 and net income of $333 million in the fourth quarter of 2010. After preferred dividends, fourth quarter 2011 net income available to common shareholders was $305 million or $0.33 per diluted share, compared with third quarter net income of $373 million or $0.40 per diluted share, and net income of $270 million or $0.33 per diluted share in the fourth quarter of 2010.

As previously announced, fourth quarter 2011 results included a $54 million pre-tax charge to noninterest income related to changes in the fair value of a swap liability that Fifth Third entered into in conjunction with its sale of Class B Visa shares in 2009 (compared with a $17 million charge in the third quarter of 2011 and a $5 million charge in the fourth quarter of 2010) and a $14 million charge in noninterest expense to increase litigation reserves associated with bankcard association membership. Fourth quarter 2011 results also included $10 million in positive valuation adjustments on Vantiv LLC puts and warrants compared with $3 million in positive valuation adjustments in both the third quarter of 2011 and the fourth quarter of 2010, and investment securities gains of $5 million compared with gains of $26 million in the third quarter of 2011 and gains of $21 million in the fourth quarter of 2010. Third quarter 2011 results also included $28 million of expense related to the termination of certain FHLB borrowings and hedging transactions. Fourth quarter 2010 results also included a $17 million charge related to the early extinguishment of $1.0 billion in FHLB borrowings.

Earnings Highlights

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$314	$381	$337	$265	$333	(18%)	(6%)
Net income available to common shareholders	$305	$373	$328	$88	$270	(18%)	13%

Common Share Data
Earnings per share, basic	0.33	0.41	0.36	0.10	0.34	(20%)	(3%)
Earnings per share, diluted	0.33	0.40	0.35	0.10	0.33	(18%)	—
Cash dividends per common share	0.08	0.08	0.06	0.06	0.01	—	700%

Financial Ratios
Return on average assets	1.08%	1.34%	1.22%	0.97%	1.18%	(19%)	(8%)
Return on average common equity	9.5	11.9	11.0	3.1	10.4	(20%)	(9%)
Return on average tangible common equity	11.9	14.9	14.0	4.2	13.9	(20%)	(14%)
Tier I capital	11.91	11.96	11.93	12.20	13.89	—	(14%)
Tier I common equity	9.34	9.33	9.20	8.99	7.48	—	25%
Net interest margin (a)	3.67	3.65	3.62	3.71	3.75	1%	(2%)
Efficiency (a)	67.5	60.4	59.1	62.5	62.6	12%	8%
Common shares outstanding (in thousands)	919,804	919,779	919,818	918,728	796,273	—	16%
Average common shares outstanding (in thousands):
Basic	914,997	914,947	914,601	880,830	791,072	—	16%
Diluted	956,349	955,490	955,478	894,841	836,225	—	14%

(a)	Presented on a fully taxable equivalent basis

“Fifth Third’s 2011 results clearly demonstrated continued improvement, with net income available to common shareholders more than doubling compared with last year,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp. “We’re growing our loan portfolio, credit trends continued to improve, and we continue to maintain a strong capital position.

“Throughout 2011, we have seen solid expansion of the loan portfolio through our lending activities, although demand remained relatively soft, with total loan growth of 5 percent from a year ago. The fourth quarter saw a significant pick-up in demand and loan growth, with end of period total loan growth of 2 percent, including 5 percent in C&I lending which continues to be a strength for us.

“Growth in loans, along with continued runoff in excess CD balances, drove an expansion in net interest income and net interest margin, which were up sequentially by 2 percent and 2 basis points, respectively. Noninterest income trends reflected the impact of several fourth quarter developments, including the implementation of new debit interchange regulations, a charge related to our previous sale of Visa, Inc. shares, and lower mortgage banking revenue relative to last quarter’s strong results. Fourth quarter expenses were elevated due to a litigation reserve charge related to bankcard association membership and higher compensation expense, which included several unusual items as well as the impact of strong loan production volumes, particularly mortgages, on incentives and fulfillment costs.

“Credit trends continued to be favorable, with net charge-offs down 9 percent sequentially to 1.19 percent of loans and leases, the lowest since 2007. Nonperforming assets (excluding held-for-sale) declined 7 percent sequentially, and delinquency trends remain consistent with pre-crisis levels.

“While regulatory headwinds remain for the industry, as we look to 2012, we believe Fifth Third Bank is well-positioned to continue to outperform other banking competitors.”

Income Statement Highlights

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$920	$902	$869	$884	$919	2%	—
Provision for loan and lease losses	55	87	113	168	166	(36%)	(67%)
Total noninterest income	550	665	656	584	656	(17%)	(16%)
Total noninterest expense	993	946	901	918	987	5%	1%

Income before income taxes (taxable equivalent)	422	534	511	382	422	(21%)	—

Taxable equivalent adjustment	4	4	5	5	5	—	(20%)
Applicable income taxes	104	149	169	112	83	(30%)	25%

Net income	314	381	337	265	334	(18%)	(6%)
Less: Net income attributable to noncontrolling interest	—	—	—	—	1	—	—

Net income attributable to Bancorp	314	381	337	265	333	(18%)	(6%)
Dividends on preferred stock	9	8	9	177	63	13%	(86%)

Net income available to common shareholders	305	373	328	88	270	(18%)	13%

Earnings per share, diluted	$0.33	$0.40	$0.35	$0.10	$0.33	(18%)	—

Net Interest Income

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,061	$1,059	$1,050	$1,065	$1,109	—	(4%)
Total interest expense	141	157	181	181	190	(10%)	(26%)

Net interest income (taxable equivalent)	$920	$902	$869	$884	$919	2%	—

Average Yield
Yield on interest-earning assets (taxable equivalent)	4.23%	4.28%	4.37%	4.47%	4.52%	(1%)	(6%)
Yield on interest-bearing liabilities	0.79%	0.86%	1.00%	1.02%	1.04%	(8%)	(24%)

Net interest rate spread (taxable equivalent)	3.44%	3.42%	3.37%	3.45%	3.48%	1%	(1%)

Net interest margin (taxable equivalent)	3.67%	3. 65%	3.62%	3.71%	3.75%	1%	(2%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$82,278	$80,013	$79,153	$79,379	$79,148	3%	4%
Total securities and other short-term investments	17,243	18,142	17,192	17,290	18,066	(5%)	(5%)
Total interest-earning assets	99,521	98,155	96,345	96,669	97,214	1%	2%
Total interest-bearing liabilities	71,467	72,473	72,503	72,372	72,657	(1%)	(2%)
Bancorp shareholders’ equity	13,147	12,841	12,365	13,052	14,007	2%	(6%)

Net interest income of $920 million on a fully taxable equivalent basis increased $18 million from the third quarter of 2011. Interest income increased $2 million and interest expense declined $16 million. Interest income results reflected a $12 million increase from loans and $10 million reduction from securities. Those trends were driven by loan growth, which more than offset the effect of lower securities balances, lower reinvestment rates on securities given the current interest rate environment, and lower yields on loans. Interest expense improvements were driven by lower deposit costs, including the $16 million impact of continued run-off of high-rate CDs and their replacement into lower yielding products, as well as the benefit from FHLB debt termination and swap redemptions in the third quarter of 2011. These effects were partially offset by increased expense as a result of hedge ineffectiveness in the fourth quarter of 2011 due to changes in the interest rate environment.

The net interest margin was 3.67 percent, an increase of 2 bps from 3.65 percent in the previous quarter. The increase reflected the net effect of the factors mentioned in the net interest income discussion, with net certificate of deposit (CD) runoff contributing approximately 7 bps to the margin and loan growth contributing 2 bps, while lower loan yields reduced the margin by approximately 5 bps while increased hedge ineffectiveness reduced the margin by 2 bps.

Compared with the fourth quarter of 2010, net interest income increased $1 million and the net interest margin decreased 8 bps, which was largely the result of lower loan and investment securities yields, partially offset by higher average loan balances, run-off in higher-priced CDs, and mix shift to lower cost deposit products.

Securities

Average securities and other short-term investments were $17.2 billion in the fourth quarter of 2011 compared with $18.1 billion in the previous quarter and $18.1 billion in the fourth quarter of 2010. The decline was related to lower reinvestment of portfolio cash flows and lower short-term investment balances due to the repayment of FHLB borrowings entered into during the debt ceiling crisis.

Loans

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$29,891	$28,777	$27,909	$27,331	$26,338	4%	13%
Commercial mortgage	10,262	10,050	10,394	10,685	10,985	2%	(7%)
Commercial construction	1,132	1,752	1,918	2,030	2,171	(35%)	(48%)
Commercial leases	3,351	3,300	3,349	3,364	3,314	2%	1%

Subtotal - commercial loans and leases	44,636	43,879	43,570	43,410	42,808	2%	4%

Consumer:
Residential mortgage loans	10,464	10,006	9,654	9,282	8,382	5%	25%
Home equity	10,810	10,985	11,144	11,376	11,655	(2%)	(7%)
Automobile loans	11,696	11,445	11,188	11,070	10,825	2%	8%
Credit card	1,906	1,864	1,834	1,852	1,844	2%	3%
Other consumer loans and leases	402	441	547	646	722	(9%)	(44%)

Subtotal - consumer loans and leases	35,278	34,741	34,367	34,226	33,428	2%	6%

Total average loans and leases (excluding held for sale)	$79,914	$78,620	$77,937	$77,636	$76,236	2%	5%

Average loans held for sale	2,364	1,393	1,216	1,743	2,912	70%	(19%)

Average and end of period loan and lease balances (excluding loans held-for-sale) were up 2 percent sequentially and 5 percent from the fourth quarter of 2010.

Average commercial portfolio loan and lease balances were up $757 million sequentially, or 2 percent, and increased $1.8 billion, or 4 percent, from the fourth quarter of 2010. Average C&I loans increased 4 percent sequentially and 13 percent compared with the fourth quarter of 2010. Average commercial mortgage and commercial construction loan balances declined by a combined 3 percent sequentially and 13 percent from the same period the previous year, reflecting continued low customer demand and current underwriting standards. Commercial line usage, on an end of period basis, was 32 percent of committed lines in the fourth quarter versus 33 percent in both the third quarter of 2011 and the fourth quarter of 2010. The decline was primarily due to an increase in committed lines accompanied with relatively stable usage.

Average consumer portfolio loan and lease balances were up $537 million sequentially, or 2 percent, and increased $1.9 billion, or 6 percent, from the fourth quarter of 2010. Average residential mortgage loans increased 5 percent sequentially, reflecting stronger originations during the quarter as rates remained at historically low levels, as well as the continued retention of certain branch originated shorter-term fixed-rate residential mortgages which totaled $476 million on an end of period basis in the fourth quarter. Compared with the fourth quarter of 2010, average residential mortgage loans increased 25 percent and reflected the previously mentioned retention of mortgages. Average auto loans increased 2 percent sequentially and 8 percent year-over-year as loan origination volumes more than offset pay-downs. The growth outlined above was partially offset by lower home equity loan balances, which declined 2 percent sequentially and 7 percent year-over-year due to lower demand and production.

Average loans held-for-sale of $2.4 billion increased $971 million from third quarter levels primarily due to the high level of mortgage refinancing activity during the quarter. Compared with the fourth quarter of 2010, average loans held-for-sale decreased $548 million due to the effect of elevated mortgage refinancing activity in 2010 in the fourth quarter 2010 mortgage loan warehouse.

Deposits

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$26,069	$23,677	$22,174	$21,582	$21,066	10%	24%
Interest checking	19,263	18,322	18,701	18,539	17,578	5%	10%
Savings	21,715	21,747	21,817	21,324	20,602	—	5%
Money market	5,255	5,213	5,009	5,136	4,985	1%	5%
Foreign office (a)	3,325	3,255	3,805	3,580	3,733	2%	(11%)

Subtotal - Transaction deposits	75,627	72,214	71,506	70,161	67,964	5%	11%
Other time	4,960	6,008	6,738	7,363	8,490	(17%)	(42%)

Subtotal - Core deposits	80,587	78,222	78,244	77,524	76,454	3%	5%
Certificates - $100,000 and over	3,085	3,376	3,955	4,226	4,858	(9%)	(36%)
Other	16	7	2	1	9	147%	92%

Total deposits	$83,688	$81,605	$82,201	$81,751	$81,321	3%	3%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 3 percent sequentially and 5 percent from the fourth quarter of 2010, as transaction deposit growth was partially offset by continued runoff of other time deposits. Average transaction deposits, excluding other time deposits, increased 5 percent from the third quarter of 2011 primarily driven by higher demand deposit account (DDA) and interest checking balances. Year-over-year growth of 11 percent was driven by higher DDA, interest checking, savings, and money market account balances.

Retail average transaction deposits increased 3 percent sequentially and reflected higher DDA, interest checking, and money market account balances. Growth of 12 percent from the fourth quarter of 2010 reflected higher balances across all transaction deposit account categories. Consumer CDs included in core deposits declined 17 percent sequentially and 42 percent year-over-year, driven by maturities of higher-rate CDs and customer reluctance to purchase longer CD maturities given the current low rate environment.

Commercial average transaction deposits increased 9 percent sequentially and 11 percent from the previous year driven by higher average account balances. Sequential growth reflected seasonally higher inflows to DDAs and interest checking during the quarter, partially offset by lower money market account balances. Year-over-year growth also reflected higher inflows to DDAs and interest checking, partially offset by lower foreign office deposits and money market account balances. Average public funds balances were $5.4 billion compared with $5.4 billion in the third quarter of 2011 and $5.1 billion in the fourth quarter of 2010.

Noninterest Income

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$136	$134	$126	$124	$140	1%	(3%)
Corporate banking revenue	82	87	95	86	103	(5%)	(20%)
Mortgage banking net revenue	156	178	162	102	149	(12%)	5%
Investment advisory revenue	90	92	95	98	93	(2%)	(3%)
Card and processing revenue	60	78	89	80	81	(24%)	(26%)
Other noninterest income	24	64	83	81	55	(63%)	(57%)
Securities gains, net	5	26	6	8	21	(81%)	(76%)
Securities gains, net - non-qualifying hedgeson mortgage servicing rights	(3)	6	—	5	14	NM	NM

Total noninterest income	$550	$665	$656	$584	$656	(17%)	(16%)

NM: Not Meaningful

Noninterest income of $550 million decreased $115 million sequentially, or 17 percent, and declined $106 million, or 16 percent, compared with year ago results. The sequential decline was primarily driven by lower mortgage banking net revenue, the impact of new debit interchange regulation on interchange revenue, lower net securities gains, and the effect of valuation adjustments on the Visa total return swap.

Fourth quarter 2011 noninterest income results included a $54 million charge related to the increase in fair value of the liability related to the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares; this compares with a $17 million charge in the third quarter of 2011 and a $5 million charge in the fourth quarter of 2010. Fourth quarter 2011 results also included a $10 million positive valuation adjustment on warrants and puts related to the 2009 sale of a 51 percent interest in our processing business, compared with $3 million in positive valuation adjustments on these instruments in both the third quarter of 2011 and the fourth quarter of 2010. Excluding these items, as well as investment securities gains in all periods, noninterest income decreased $64 million, or 10 percent, from the previous quarter. On a year-over-year basis, noninterest income, excluding the items mentioned above, decreased $48 million, or 8 percent, primarily due to lower debit interchange revenue and mortgage banking revenue.

Service charges on deposits of $136 million increased 1 percent from the third quarter and decreased 3 percent compared with the same quarter last year. Retail service charges were flat sequentially. Compared with the fourth quarter of 2010, retail service charges declined 7 percent largely due to the implementation of new overdraft regulations and overdraft policies. Commercial service charges increased 2 percent sequentially due to reductions in earnings credit rates and account growth and were consistent with results from a year ago.

Corporate banking revenue of $82 million decreased 5 percent from the third quarter of 2011 and decreased 20 percent from the same period last year. The sequential decline was primarily driven by lower foreign exchange, interest rate derivative, and lease related fees. The year-over-year decline was driven by these factors as well as strong syndication fees and institutional sales revenue results in the fourth quarter of 2010.

Mortgage banking net revenue was $156 million in the fourth quarter of 2011, a 12 percent decrease from the third quarter of 2011 and a 5 percent increase from the fourth quarter of 2010. Fourth quarter 2011 originations were $7.1 billion, compared with $4.5 billion in the previous quarter and $7.4 billion in the fourth quarter of 2010. Fourth quarter 2011 originations resulted in gains of $152 million on mortgages sold compared with gains of $119 million during the previous quarter and $158 million during the fourth quarter of 2010. Mortgage servicing fees this quarter were $58 million, compared with $59 million in both the third quarter of 2011 and the fourth quarter of 2010. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $54 million in the fourth quarter of 2011 (reflecting MSR amortization of $47 million and MSR valuation adjustments of negative $7 million); net zero in the third quarter of 2011 (MSR amortization of $34 million and MSR valuation adjustments of positive $34 million); and negative $67 million in the fourth quarter of 2010 (MSR amortization of $47 million and MSR valuation adjustments of negative $20 million). The mortgage-servicing asset, net of the valuation reserve, was $681 million at year end on a servicing portfolio of $57 billion.

Net losses on securities held as non-qualifying hedges for the MSR portfolio were $3 million in the fourth quarter of 2011, compared with net gains of $6 million in the third quarter of 2011 and $14 million in the fourth quarter of 2010.

Investment advisory revenue of $90 million decreased 2 percent sequentially and 3 percent from the fourth quarter of 2010. Sequential and year-over-year declines were driven by lower securities and brokerage revenue, institutional trust fees, and mutual fund fees largely due to fluctuations in equity and bond markets, partially offset by higher private client service revenue due to increased production.

Card and processing revenue was $60 million in the fourth quarter of 2011, a decrease of 24 percent sequentially and 26 percent from the fourth quarter of 2010. The sequential and year-over-year declines were driven by the approximately $30 million impact of the recently enacted debit interchange legislation, partially offset by increased transaction volumes and initial mitigation activity.

Other noninterest income totaled $24 million in the fourth quarter of 2011, compared with $64 million in the previous quarter and $55 million in the fourth quarter of 2010. Other noninterest income includes changes in income related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares, revenue from our equity interest in the processing business, and effects of the valuation of warrants and puts related to the processing business sale. For periods ending December 31, 2011, September 30, 2011, and December 31, 2010, reductions in income related to the Visa, Inc. total return swap were $54 million, $17 million, and $5 million, respectively; revenue from our processing business equity interest was $25 million, $17 million, and $8 million, respectively; and warrant/put valuation adjustments were a benefit of $10 million, $3 million, and $3 million, respectively. Excluding these items, other noninterest income decreased $18 million from the previous quarter and $6 million from the fourth quarter of 2010.

Net credit-related costs recognized in other noninterest income were $33 million in the fourth quarter of 2011 versus $25 million last quarter and $34 million in the fourth quarter of 2010. Fourth quarter 2011 results included $9 million of net gains on sales of commercial loans held-for-sale and $18 million of fair value charges on commercial loans held-for-sale, as well as $22 million of losses on other real estate owned (OREO). Third quarter 2011 results included $3 million of net gains on sales of commercial loans held-for-sale and $6 million of fair value charges on commercial loans held-for-sale, as well as $21 million of losses on OREO. Fourth quarter 2010 results included net losses of $21 million on the sale of loans held-for-sale, $35 million of fair value charges on commercial loans held-for-sale, and $19 million of losses on OREO.

Net gains on investment securities were $5 million in the fourth quarter of 2011, compared with investment securities gains of $26 million in the previous quarter and $21 million in the fourth quarter of 2010.

Noninterest Expense

	For the Three Months Ended					% Change
	December 2011	September 2011	June 2011	March 2011	December 2010	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$393	$369	$365	$351	$385	7%	2%
Employee benefits	84	70	79	97	73	21%	16%
Net occupancy expense	79	75	75	77	76	5%	4%
Technology and communications	48	48	48	45	52	—	(8%)
Equipment expense	27	28	28	29	32	(3%)	(13%)
Card and processing expense	28	34	29	29	26	(17%)	9%
Other noninterest expense	334	322	277	290	343	4%	(3%)

Total noninterest expense	$993	$946	$901	$918	$987	5%	1%

Noninterest expense of $993 million increased 5 percent from the third quarter of 2011 and increased 1 percent from the fourth quarter of 2010. Fourth quarter 2011 expenses included a $14 million addition to litigation reserves related to bankcard association membership and $5 million in other litigation reserve additions. Third quarter 2011 expenses included $28 million of costs related to the termination of certain

FHLB borrowings and hedging transactions. Fourth quarter 2010 included $17 million of expenses related to the termination of $1 billion in FHLB funding. Excluding these items, noninterest expense increased 6 percent from the third quarter of 2011 and was flat compared with the fourth quarter of 2010, driven by higher compensation and benefits expense, with the former driven by higher loan volume fulfillment costs and incentives, particularly mortgage, as well as the effect of a higher stock price on long term equity awards, and the latter driven by $6 million of annual pension settlement expense.

Credit costs related to problem assets recorded as noninterest expense totaled $44 million in the fourth quarter of 2011, compared with $45 million in the third quarter of 2011 and $52 million in the fourth quarter of 2010. Fourth quarter credit-related expenses included provisioning for mortgage repurchases of $18 million, compared with $19 million in the third quarter and $20 million a year ago. (Realized mortgage repurchase losses were $17 million in the fourth quarter of 2011, compared with $31 million last quarter and $23 million in the fourth quarter of 2010.) Provision for unfunded commitments was a benefit of $6 million in the current quarter, compared with a benefit of $10 million last quarter and a benefit of $4 million a year ago. Derivative valuation adjustments related to customer credit risk were a positive $5 million this quarter versus $4 million in expense last quarter and positive $1 million a year ago. OREO expense was $8 million this quarter, compared with $7 million last quarter and $11 million a year ago. Other problem asset-related expenses were $28 million in the fourth quarter, compared with $25 million the previous quarter and $27 million in the same period last year.

Credit Quality

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Total net losses charged off ($ in millions)
Commercial and industrial loans	($62)	($55)	($76)	($83)	($85)
Commercial mortgage loans	(47)	(47)	(47)	(54)	(80)
Commercial construction loans	(4)	(35)	(20)	(26)	(11)
Commercial leases	—	1	2	(1)	3
Residential mortgage loans	(36)	(36)	(36)	(65)	(62)
Home equity	(50)	(53)	(54)	(63)	(65)
Automobile loans	(13)	(12)	(8)	(20)	(19)
Credit card	(21)	(18)	(28)	(31)	(33)
Other consumer loans and leases	(6)	(7)	(37)	(24)	(4)

Total net losses charged off	(239)	(262)	(304)	(367)	(356)

Total losses	(280)	(294)	(343)	(397)	(399)
Total recoveries	41	32	39	30	43

Total net losses charged off	($239)	($262)	($304)	($367)	($356)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.19%	1.32%	1.56%	1.92%	1.86%
Commercial	1.00%	1.23%	1.30%	1.52%	1.59%
Consumer	1.43%	1.43%	1.89%	2.43%	2.20%

Net charge-offs were $239 million in the fourth quarter of 2011, or 119 bps of average loans on an annualized basis. Net charge-offs were 9 percent lower than third quarter 2011 net charge-offs of $262 million, and 33 percent lower than fourth quarter 2010 net charge-offs of $356 million.

Commercial net charge-offs were $113 million, or 100 bps, down $23 million versus $136 million, or 123 bps, in the third quarter. C&I net losses were $62 million compared with net losses of $55 million in the previous quarter. Commercial mortgage net losses totaled $47 million, unchanged from the third quarter. Commercial construction net losses were $4 million, compared with net losses of $35 million in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $2 million. Originations of homebuilder / developer loans were suspended in 2007 and the remaining portfolio balance is $512 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $126 million, or 143 bps, flat sequentially. Net charge-offs on residential mortgage loans in the portfolio were $36 million, unchanged from the previous quarter. Home equity net charge-offs were $50 million, versus $53 million in the third quarter. Net losses on brokered home equity loans represented 34 percent of third quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.5 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $13 million increased $1 million seasonally from the prior quarter. Net losses on consumer credit card loans were $21 million, up $3 million from the previous quarter. Net charge-offs in other consumer loans were $6 million, down $1 million from the previous quarter.

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,439	$2,614	$2,805	$3,004	$3,194
Total net losses charged off	(239)	(262)	(304)	(367)	(356)
Provision for loan and lease losses	55	87	113	168	166

Allowance for loan and lease losses, ending	2,255	2,439	2,614	2,805	3,004

Reserve for unfunded commitments, beginning	187	197	211	227	231
Provision for unfunded commitments	(6)	(10)	(14)	(16)	(4)

Reserve for unfunded commitments, ending	181	187	197	211	227

Components of allowance for credit losses:
Allowance for loan and lease losses	2,255	2,439	2,614	2,805	3,004
Reserve for unfunded commitments	181	187	197	211	227

Total allowance for credit losses	$2,436	$2,626	$2,811	$3,016	$3,231
Allowance for loan and lease losses ratio
As a percent of loans and leases	2.78%	3.08%	3.35%	3.62%	3.88%
As a percent of nonperforming loans and leases (a)	157%	158%	160%	170%	179%
As a percent of nonperforming assets (a)	124%	125%	125%	132%	138%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $55 million in the fourth quarter of 2011, down $32 million from the third quarter of 2011 and down $111 million from the fourth quarter of 2010. The allowance for loan and lease losses declined $184 million, reflecting continued improvement in credit trends, a similar reduction to that recorded in recent quarters. This allowance represented 2.78 percent of total loans and leases outstanding as of year end, compared with 3.08 percent last quarter, and represented 157 percent of nonperforming loans and leases, 124 percent of nonperforming assets, and 238 percent of third quarter annualized net charge-offs.

			As of
	December 2011	September 2011	June 2011	March 2011	December 2010
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans (a)	$408	$449	$485	$477	$473
Commercial mortgage loans	358	353	417	415	407
Commercial construction loans	123	151	147	159	182
Commercial leases	9	13	16	11	11
Residential mortgage loans	134	142	145	140	152
Home equity	25	25	26	24	23
Automobile loans	—	—	1	1	1
Other consumer loans and leases (a)	1	1	3	60	84

Total nonaccrual loans and leases	$1,058	$1,134	$1,240	$1,287	$1,333
Restructured loans and leases - commercial (nonaccrual)	160	189	188	149	141
Restructured loans and leases - consumer (nonaccrual)	220	215	211	209	206

Total nonperforming loans and leases	$1,438	$1,538	$1,639	$1,645	$1,680
Repossessed personal property	14	17	15	20	27
Other real estate owned (b)	364	389	434	461	467

Total nonperforming assets (c)	$1,816	$1,944	$2,088	$2,126	$2,174
Nonaccrual loans held for sale	131	171	147	184	247
Restructured loans - commercial (nonaccrual) held for sale	7	26	29	32	47

Total nonperforming assets including loans held for sale	$1,954	$2,141	$2,264	$2,342	$2,468

Restructured Consumer loans and leases (accrual)	$1,612	$1,601	$1,593	$1,573	$1,560
Restructured Commercial loans and leases (accrual)	$390	$349	$266	$243	$228

Total loans and leases 90 days past due	$200	$274	$279	$266	$274
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	1.76%	1.93%	2.09%	2.11%	2.15%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.23%	2.44%	2.66%	2.73%	2.79%

(a)	Nonaccrual loans and leases at December 31, 2010 reflect a reclassification of $84 million in nonperforming loans from commercial and industrial loans to other consumer loans and leases which occurred after the Bancorp's Form 8-K was filed on January 19, 2011. This reclassification was primarily a result of the determination that consumer loans obtained in the foreclosure of a commercial loan were more appropriately categorized as other consumer loans and leases in accordance with regulatory guidelines.
(b)	Excludes government insured advances.
(c)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $2.0 billion, a decline of $187 million, or 9 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) at year end were $1.8 billion or 2.23 percent of total loans, leases and OREO, and decreased $128 million, or 7 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at year end were $1.4 billion or 1.76 percent of total loans, leases and OREO, and decreased $100 million or 7 percent from the third quarter.

Commercial portfolio NPAs at year end were $1.3 billion, or 2.92 percent of commercial loans, leases and OREO, and decreased $136 million, or 9 percent, from the third quarter. Commercial portfolio NPLs were $1.1 billion, or 2.31 percent of commercial loans and leases, and decreased $96 million from last quarter. Commercial construction portfolio NPAs were $179 million, a decline of $58 million from the previous quarter. Commercial mortgage portfolio NPAs were $637 million, up $7 million from the prior quarter. Commercial real estate loans in Michigan and Florida represented 46 percent of commercial real estate NPAs and 38 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $509 million decreased $79 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $155 million declined $52 million from the third quarter, of which $53 million were commercial construction assets, $88 million were commercial mortgage assets and $14 million were C&I assets. Commercial portfolio NPAs included $160 million of nonaccrual troubled debt restructurings (TDRs), compared with $189 million last quarter.

Consumer portfolio NPAs of $478 million, or 1.34 percent of consumer loans, leases and OREO, increased $8 million from the third quarter. Consumer portfolio NPLs were $379 million, or 1.06 percent of consumer loans and leases, and decreased $4 million from last quarter. Of consumer NPAs, $416 million were in residential real estate portfolios. Residential mortgage NPAs were $350 million, $13 million higher than last quarter, with Florida representing 45 percent of residential mortgage NPAs and 16 percent of total residential mortgage loans. Home equity NPAs of $66 million were down $4 million compared with last quarter. Credit card NPAs increased $2 million from the previous quarter to $48 million. Other consumer NPAs were $1 million. Consumer nonaccrual TDRs were $220 million in the fourth quarter of 2011, compared with $215 million in the third quarter.

Fourth quarter OREO balances included in portfolio NPA balances described above were $364 million, down $25 million from $389 million in the third quarter, and included $277 million in commercial OREO and $87 million in consumer OREO. Repossessed personal property of $14 million consisted largely of autos.

Loans still accruing over 90 days past due were $200 million, down $74 million, or 27 percent, from the third quarter of 2011. Commercial balances 90 days past due of $8 million decreased $55 million sequentially. Consumer balances 90 days past due of $192 million were down $19 million from the previous quarter. Loans 30-89 days past due of $452 million decreased $22 million, or 5 percent, from the previous quarter. Commercial balances 30-89 days past due of $98 million were down $37 million sequentially and consumer balances 30-89 days past due of $354 million increased $15 million from the third quarter.

At year-end, we held $138 million of commercial nonaccrual loans for sale, compared with $197 million at the end of the third quarter. During the quarter we sold approximately $31 million of non-accrual held-for-sale loans; we transferred approximately $3 million of non-accrual commercial loans from the portfolio to loans held-for-sale, and we transferred approximately $5 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $18 million on held-for-sale loans and we recorded net gains of $8 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Capital Position
Average shareholders’ equity to average assets	11.41%	11.33%	11.12%	11.77%	12.52%
Tangible equity (a)	9.03%	8.98%	9.01%	8.76%	10.42%
Tangible common equity (excluding unrealized gains/losses) (a)	8.68%	8.63%	8.64%	8.39%	7.04%
Tangible common equity (including unrealized gains/losses) (a)	9.04%	9.04%	8.96%	8.60%	7.30%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.41%	9.39%	9.28%	9.09%	7.56%

Regulatory capital ratios: (c)
Tier I capital	11.91%	11.96%	11.93%	12.20%	13.89%
Total risk-based capital	16.08%	16.25%	16.03%	16.27%	18.08%
Tier I leverage	11.10%	11.08%	11.03%	11.21%	12.79%
Tier I common equity (a)	9.34%	9.33%	9.20%	8.99%	7.48%
Book value per share	13.92	13.73	13.23	12.80	13.06
Tangible book value per share (a)	11.25	11.05	10.55	10.11	9.94

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter and reflected the effect of growth in retained earnings as well as in assets. Compared with the prior quarter, the Tier 1 common equity ratio* increased 1 bp to 9.34 percent. The tangible common equity to tangible assets ratio* was 8.68 percent (excluding unrealized gains/losses) and 9.04 percent (including unrealized gains/losses). The Tier 1 capital ratio decreased 5 bps to 11.91 percent and the Total capital ratio decreased 17 bps to 16.08 percent; and the Leverage ratio increased 2 bps to 11.10 percent. In addition to the effect of retained earnings and asset growth, the Tier 1, Total, and Leverage capital ratios also reflected the redemption of $25 million in TruPS during the quarter;

Book value per share at December 31, 2011 was $13.92 and tangible book value per share* was $11.25, compared with September 30, 2011 book value per share of $13.73 and tangible book value per share* of $11.05.

The Basel Committee has proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III capital standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of U.S. rules that incorporate changes contemplated under Basel III and/or the Dodd-Frank Act.

*	Non-GAAP measure; See Reg. G reconciliation on page 33

Fifth Third’s Tier 1 and Total capital levels at December 31, 2011 included $2.2 billion of TruPS, or 2.1 percent of risk weighted assets. During the quarter, the Bancorp redeemed at par $25 million of its TruPS. Under the Dodd-Frank financial reform legislation, these TruPS are intended to be phased out of Tier 1 capital over three years beginning in 2013. The Basel Committee also issued proposals that would include a phase-out of these securities, although over a longer period. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period, they would be expected to continue to be included in Total capital, subject to prevailing U.S. capital standards. The Basel Committee has also proposed adjustments to definitions of capital, including what is to be included in the definition of Tier 1 common, and to risk weightings applied to certain types of assets. We do not currently expect these proposed adjustments, if adopted into U.S. banking regulations, to negatively affect Fifth Third’s Tier 1 common capital levels and for any potentially positive effect to be modest.

Fifth Third is one of 31 large U.S. Bank Holding Companies (BHCs) subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 22, 2011. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. Fifth Third submitted its capital plan on January 9, 2012, as required. The submitted plans included an evaluation of results under four required macroeconomic scenarios: a baseline and stress scenario determined by the firms, and a baseline and stress scenario provided by the Federal Reserve. As required, the plan also included those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which is 2012 and the first quarter of 2013. Our plan for the covered period included the possibility that we would increase our common dividend and would initiate common share repurchases, although any such actions would be based on the FRB’s non-objection, environmental conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time. The Federal Reserve has indicated to the BHCs that it will issue its response on or before March 15, 2012. We expect to manage our capital structure over time – including the components represented by common equity and non-common equity – to adapt to and reflect the effect of legislation, changes in U.S. bank capital regulations that reflect international capital rules developments, regulatory expectations, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Other

Fifth Third Bank owns a 49 percent interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. (Advent International owns the remaining 51 percent interest.) The 49 percent interest is recorded on Fifth Third’s balance sheet as an equity method investment with a book value of $576 million. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair market value of $111 million, and Advent has a contingent put option to sell shares in Vantiv to Fifth Third which is carried as a derivative liability at a fair market value of $1 million.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Friday, February 3rd by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 32053529#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2011, the Company had $117 billion in assets and operated 15 affiliates with 1,316 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,425 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2011, had $282 billion in assets under care, of which it managed $24 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Vantiv, LLC, formerly Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for December 31, 2011

Table of Contents

Financial Highlights	19-20
Consolidated Statements of Income	21
Consolidated Statements of Income (Taxable Equivalent)	22
Consolidated Balance Sheets	23-24
Consolidated Statements of Changes in Equity	25
Average Balance Sheet and Yield Analysis	26-28
Summary of Loans and Leases	29
Regulatory Capital	30
Summary of Credit Loss Experience	31
Asset Quality	32
Regulation G Non-GAAP Reconciliation	33
Segment Presentation	34

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2011	September 2011	December 2010	Seq	Yr/Yr	December 2011	December 2010	Yr/Yr
Income Statement Data
Net interest income (a)	$920	$902	$919	2%	—	$3,575	$3,622	(1%)
Noninterest income	550	665	656	(17%)	(16%)	2,455	2,729	(10%)
Total revenue (a)	1,470	1,567	1,575	(6%)	(7%)	6,030	6,351	(5%)
Provision for loan and lease losses	55	87	166	(36%)	(67%)	423	1,538	(73%)
Noninterest expense	993	946	987	5%	1%	3,758	3,855	(3%)
Net income attributable to Bancorp	314	381	333	(18%)	(6%)	1,297	753	72%
Net income available to common shareholders	305	373	270	(18%)	13%	1,094	503	118%

Common Share Data
Earnings per share, basic	$0.33	$0.41	$0.34	(20%)	(3%)	$1.20	$0.63	90%
Earnings per share, diluted	0.33	0.40	0.33	(18%)	—	1.18	0.63	87%
Cash dividends per common share	0.08	0.08	0.01	—	700%	0.28	0.04	600%
Book value per share	13.92	13.73	13.06	1%	7%	13.92	13.06	7%
Market price per share	12.72	10.10	14.68	26%	(13%)	12.72	14.68	(13%)
Common shares outstanding (in thousands)	919,804	919,779	796,273	—	16%	919,804	796,273	16%
Average common shares outstanding (in thousands):
Basic	914,997	914,947	791,072	—	16%	906,461	790,852	15%
Diluted	956,349	955,490	836,225	—	14%	949,534	799,381	19%
Market capitalization	$11,700	$9,290	$11,689	26%	—	$11,700	$11,689	—

Financial Ratios
Return on assets	1.08%	1.34%	1.18%	(19%)	(8%)	1.15%	0.67%	72%
Return on average common equity	9.5%	11.9%	10.4%	(20%)	(9%)	9.0%	5.0%	80%
Return on average tangible common equity (b)	11.9%	14.9%	13.9%	(20%)	(14%)	11.4%	7.0%	63%
Noninterest income as a percent of total revenue	37%	42%	42%	(12%)	(12%)	41%	43%	(5%)
Average equity as a percent of average assets	11.41%	11.33%	12.52%	1%	(9%)	11.41%	12.22%	(7%)
Tangible common equity (c) (d)	8.68%	8.63%	7.04%	1%	23%	8.68%	7.04%	23%
Net interest margin (a)	3.67%	3.65%	3.75%	1%	(2%)	3.66%	3.66%	—
Efficiency (a)	67.5%	60.4%	62.6%	12%	8%	62.3%	60.7%	3%
Effective tax rate	24.9%	27.9%	20.0%	(11%)	25%	29.1%	19.8%	47%

Credit Quality
Net losses charged off	$239	$262	$356	(9%)	(33%)	$1,172	$2,328	(49%)
Net losses charged off as a percent of average loans and leases	1.19%	1.32%	1.86%	(10%)	(36%)	1.49%	3.02%	(51%)
Allowance for loan and lease losses as a percent of loans and leases	2.78%	3.08%	3.88%	(10%)	(28%)	2.78%	3.88%	(28%)
Allowance for credit losses as a percent of loans and leases	3.01%	3.32%	4.17%	(9%)	(28%)	3.01%	4.17%	(28%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.23%	2.44%	2.79%	(9%)	(20%)	2.23%	2.79%	(20%)

Average Balances
Loans and leases, including held for sale	$82,278	$80,013	$79,148	3%	4%	$80,214	$79,232	1%
Total securities and other short-term investments	17,243	18,142	18,066	(5%)	(5%)	17,468	19,699	(11%)
Total assets	115,268	113,295	111,858	2%	3%	112,666	112,434	—
Transaction deposits (f)	75,627	72,214	67,964	5%	11%	72,392	65,662	10%
Core deposits (g)	80,587	78,222	76,454	3%	5%	78,652	76,188	3%
Wholesale funding (h)	17,081	17,932	17,269	(5%)	(1%)	16,973	18,917	(10%)
Bancorp shareholders’ equity	13,147	12,841	14,007	2%	(6%)	12,851	13,737	(6%)

Regulatory Capital Ratios (i)
Tier I capital	11.91%	11.96%	13.89%	—	(14%)	11.91%	13.89%	(14%)
Total risk-based capital	16.08%	16.25%	18.08%	(1%)	(11%)	16.08%	18.08%	(11%)
Tier I leverage	11.10%	11.08%	12.79%	—	(13%)	11.10%	12.79%	(13%)
Tier I common equity (d)	9.34%	9.33%	7.48%	—	25%	9.34%	7.48%	25%

Operations
Banking centers	1,316	1,314	1,312	—	—	1,316	1,312	—
ATMs	2,425	2,437	2,445	—	(1%)	2,425	2,445	(1%)
Full-time equivalent employees	21,334	21,172	20,838	1%	2%	21,334	20,838	2%

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Income Statement Data
Net interest income (a)	$920	$902	$869	$884	$919
Noninterest income	550	665	656	584	656
Total revenue (a)	1,470	1,567	1,525	1,468	1,575
Provision for loan and lease losses	55	87	113	168	166
Noninterest expense	993	946	901	918	987
Net income attributable to Bancorp	314	381	337	265	333
Net income available to common shareholders	305	373	328	88	270

Common Share Data
Earnings per share, basic	$0.33	$0.41	$0.36	$0.10	$0.34
Earnings per share, diluted	0.33	0.40	0.35	0.10	0.33
Cash dividends per common share	0.08	0.08	0.06	0.06	0.01
Book value per share	13.92	13.73	13.23	12.80	13.06
Market price per share	12.72	10.10	12.75	13.89	14.68
Common shares outstanding (in thousands)	919,804	919,779	919,818	918,728	796,273
Average common shares outstanding (in thousands):
Basic	914,997	914,947	914,601	880,830	791 ,072
Diluted	956,349	955,490	955,478	894,841	836,225
Market capitalization	$11,700	$9,290	$11,728	$12,761	$11,689

Financial Ratios
Return on assets	1.08%	1.34%	1.22%	0.97%	1.18%
Return on average common equity	9.5%	11.9%	11.0%	3.1%	10.4%
Return on average tangible common equity (b)	11.9%	14.9%	14.0%	4.2%	13.9%
Noninterest income as a percent of total revenue	37%	42%	43%	40%	42%
Average equity as a percent of average assets	11.41%	11.33%	11.12%	11.77%	12.52%
Tangible common equity (c) (d)	8.68%	8.63%	8.64%	8.39%	7.04%
Net interest margin (a)	3.67%	3.65%	3.62%	3.71%	3.75%
Efficiency (a)	67.5%	60.4%	59.1%	62.5%	62.6%
Effective tax rate	24.9%	27.9%	33.3%	29.7%	20.0%

Credit Quality
Net losses charged off	$239	$262	$304	$367	$356
Net losses charged off as a percent of average loans and leases	1.19%	1.32%	1.56%	1.92%	1.86%
Allowance for loan and lease losses as a percent of loans and leases	2.78%	3.08%	3.35%	3.62%	3.88%
Allowance for credit losses as a percent of loans and leases	3.01%	3.32%	3.61%	3.89%	4.17%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.23%	2.44%	2.66%	2.73%	2.79%

Average Balances
Loans and leases, including held for sale	$82,278	$80,013	$79,153	$79,379	$79,148
Total securities and other short-term investments	17,243	18,142	17,192	17,290	18,066
Total assets	115,268	113,295	111,200	110,844	111,858
Transaction deposits (f)	75,627	72,214	71,506	70,161	67,964
Core deposits (g)	80,587	78,222	78,244	77,524	76,454
Wholesale funding (h)	17,081	17,932	16,433	16,430	17,269
Bancorp shareholders’ equity	13,147	12,841	12,365	13,052	14,007

Regulatory Capital Ratios (i)
Tier I capital	11.91%	11.96%	11.93%	12.20%	13.89%
Total risk-based capital	16.08%	16.25%	16.03%	16.27%	18.08%
Tier I leverage	11.10%	11.08%	11.03%	11.21%	12.79%
Tier I common equity (d)	9.34%	9.33%	9.20%	8.99%	7.48%

Operations
Banking centers	1,316	1,314	1,316	1,310	1,312
ATMs	2,425	2,437	2,456	2,453	2,445
:Full-time equivalent employees	21,334	21,172	20,953	20,837	20,838

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2011	September 2011	December 2010	Seq	Yr/Yr	December 2011	December 2010	Yr/Yr
Interest Income
Interest and fees on loans and leases	$911	$899	$950	1%	(4%)	$3,613	$3,823	(6%)
Interest on securities	145	155	152	(7%)	(5%)	600	658	(9%)
Interest on other short-term investments	1	1	2	—	(50%)	5	8	(39%)

Total interest income	1,057	1,055	1,104	—	(4%)	4,218	4,489	(6%)

Interest Expense
Interest on deposits	65	84	118	(22%)	(45%)	352	591	(41%)
Interest on short-term borrowings	1	1	1	—	—	4	4	—
Interest on long-term debt	75	72	71	4%	6%	305	290	5%

Total interest expense	141	157	190	(10%)	(26%)	661	885	(25%)

Net Interest Income	916	898	914	2%	—	3,557	3,604	(1%)

Provision for loan and lease losses	55	87	166	(36%)	(67%)	423	1,538	(73%)

Net interest income after provision for loan and lease losses	861	811	748	6%	15%	3,134	2,066	52%

Noninterest Income
Service charges on deposits	136	134	140	1%	(3%)	520	574	(9%)
Corporate banking revenue	82	87	103	(5%)	(20%)	350	364	(4%)
Mortgage banking net revenue	156	178	149	(12%)	5%	597	647	(8%)
Investment advisory revenue	90	92	93	(2%)	(3%)	375	361	4%
Card and processing revenue	60	78	81	(24%)	(26%)	308	316	(3%)
Other noninterest income	24	64	55	(63%)	(57%)	250	406	(38%)
Securities gains, net	5	26	21	(81%)	(76%)	46	47	(2%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	(3)	6	14	NM	NM	9	14	(36%)

Total noninterest income	550	665	656	(17%)	(16%)	2,455	2,729	(10%)

Noninterest Expense
Salaries, wages and incentives	393	369	385	7%	2%	1,478	1,430	3%
Employee benefits	84	70	73	21%	16%	330	314	5%
Net occupancy expense	79	75	76	5%	4%	305	298	2%
Technology and communications	48	48	52	—	(8%)	188	189	(1%)
Equipment expense	27	28	32	(3%)	(13%)	113	122	(8%)
Card and processing expense	28	34	26	(17%)	9%	120	108	12%
Other noninterest expense	334	322	343	4%	(3%)	1,224	1,394	(12%)

Total noninterest expense	993	946	987	5%	1%	3,758	3,855	(3%)

Income before income taxes	418	530	417	(21%)	_	1,831	940	95%
Applicable income taxes	104	149	83	(30%)	25%	533	187	185%

Net Income	314	381	334	(18%)	(6%)	1,298	753	72%
Less: Net income attributable to noncontrolling interest	—	—	1	—	(100%)	1	—	100%

Net income attributable to Bancorp	314	381	333	(18%)	(6%)	1,297	753	72%
Dividends on preferred stock	9	8	63	13%	(86%)	203	250	(19%)

Net income available to common shareholders	$305	$373	$270	(18%)	13%	$1,094	$503	118%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Interest Income
Interest and fees on loans and leases	$911	$899	$893	$910	$950
Interest on securities	145	155	151	149	152
Interest on other short-term investments	1	1	1	1	2

Total interest income	1,057	1,055	1,045	1,060	1,104
Taxable equivalent adjustment	4	4	5	5	5

Total interest income (taxable equivalent)	1,061	1,059	1,050	1,065	1,109

Interest Expense
Interest on deposits	65	84	97	106	118
Interest on short-term borrowings	1	1	1	1	1
Interest on long-term debt	75	72	83	74	71

Total interest expense	141	157	181	181	190

Net interest income (taxable equivalent)	920	902	869	884	919

Provision for loan and lease losses	55	87	113	168	166

Net interest income (taxable equivalent) after provision for loan and lease losses	865	815	756	716	753

Noninterest Income
Service charges on deposits	136	134	126	124	140
Corporate banking revenue	82	87	95	86	103
Mortgage banking net revenue	156	178	162	102	149
Investment advisory revenue	90	92	95	98	93
Card and processing revenue	60	78	89	80	81
Other noninterest income	24	64	83	81	55
Securities gains, net	5	26	6	8	21
Securities gains, net - non-qualifying hedges on mortgage servicing rights	(3)	6	—	5	14

Total noninterest income	550	665	656	584	656

Noninterest Expense
Salaries, wages and incentives	393	369	365	351	385
Employee benefits	84	70	79	97	73
Net occupancy expense	79	75	75	77	76
Technology and communications	48	48	48	45	52
Equipment expense	27	28	28	29	32
Card and processing expense	28	34	29	29	26
Other noninterest expense	334	322	277	290	343

Total noninterest expense	993	946	901	918	987

Income before income taxes (taxable equivalent)	422	534	511	382	422
Taxable equivalent adjustment	4	4	5	5	5

Income before income taxes	418	530	506	377	417
Applicable income taxes	104	149	169	112	83

Net Income	314	381	337	265	334
Less: Net Income attributable to noncontrolling interest	—	—	—	—	1

Net income attributable to Bancorp	314	381	337	265	333
Dividends on preferred stock	9	8	9	177	63

Net income available to common shareholders	$305	$373	$328	$88	$270

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	December 2011	September 2011	December 2010	Seq	Yr/Yr
Assets
Cash and due from banks	$2,663	$2,348	$2,159	13%	23%
Available-for-sale and other securities (a)	15,362	16,227	15,414	(5%)	—
Held-to-maturity securities (b)	322	337	353	(5%)	(9%)
Trading securities	177	189	294	(6%)	(40%)
Other short-term investments	1,781	2,028	1,515	(12%)	18%
Loans held for sale	2,954	1,840	2,216	61%	33%
Portfolio loans and leases:
Commercial and industrial loans	30,783	29,258	27,191	5%	13%
Commercial mortgage loans	10,138	10,330	10,845	(2%)	(7%)
Commercial construction loans	1,020	1,213	2,048	(16%)	(50%)
Commercial leases	3,531	3,368	3,378	5%	5%
Residential mortgage loans	10,672	10,249	8,956	4%	19%
Home equity	10,719	10,920	11,513	(2%)	(7%)
Automobile loans	11,827	11,593	10,983	2%	8%
Credit card	1,978	1,878	1,896	5%	4%
Other consumer loans and leases	350	407	681	(14%)	(49%)

Portfolio loans and leases	81,018	79,216	77,491	2%	5%
Allowance for loan and lease losses	(2,255)	(2,439)	(3,004)	(8%)	(25%)

Portfolio loans and leases, net	78,763	76,777	74,487	3%	6%
Bank premises and equipment	2,447	2,410	2,389	2%	2%
Operating lease equipment	497	462	479	8%	4%
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	40	45	62	(10%)	(36%)
Servicing rights	681	662	822	3%	(17%)
Other assets	8,863	9,163	8,400	(3%)	6%

Total assets	$116,967	$114,905	$111,007	2%	5%

Liabilities
Deposits:
Demand	$27,600	$24,547	$21,413	12%	29%
Interest checking	20,392	18,616	18,560	10%	10%
Savings	21,756	21,673	20,903	—	4%
Money market	4,989	5,448	5,035	(8%)	(1%)
Foreign office	3,250	3,139	3,721	4%	(13%)
Other time	4,638	5,439	7,728	(15%)	(40%)
Certificates - $100,000 and over	3,039	3,092	4,287	(2%)	(29%)
Other	46	93	1	(51%)	NM

Total deposits	85,710	82,047	81,648	4%	5%
Federal funds purchased	346	427	279	(19%)	24%
Other short-term borrowings	3,239	4,894	1,574	(34%)	106%
Accrued taxes, interest and expenses	1,469	1,307	889	12%	65%
Other liabilities	3,270	3,372	2,979	(3%)	10%
Long-term debt	9,682	9,800	9,558	(1%)	1%

Total liabilities	103,716	101,847	96,927	2%	7%
Equity
Common stock	2,051	2,051	1,779	—	15%
Preferred stock	398	398	3,654	—	(89%)
Capital surplus	2,792	2,780	1,715	—	63%
Retained earnings	7,554	7,323	6,719	3%	12%
Accumulated other comprehensive income	470	542	314	(13%)	50%
Treasury stock	(64)	(65)	(130)	(2%)	(51%)

Total Bancorp shareholders’ equity	13,201	13,029	14,051	1%	(6%)
Noncontrolling interest	50	29	29	72%	69%

Total Equity	13,251	13,058	14,080	1%	(6%)

Total liabilities and equity	$116,967	$114,905	$111 ,007	2%	5%

(a) Amortized cost	$14,614	$15,427	$14,919	(5%)	(2%)
(b) Market values	322	337	353	(5%)	(9%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	919,804	919,779	796,273	—	16%
Treasury	4,088	4,114	5,232	(1%)	(22%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	December 2011	September 2011	June 2011	March 2011	December 2010
Assets
Cash and due from banks	$2,663	$2,348	$2,380	$2,121	$2,159
Available-for-sale and other securities (a)	15,362	16,227	15,502	15,135	15,414
Held-to-maturity securities (b)	322	337	344	346	353
Trading securities	177	189	217	216	294
Other short-term investments	1,781	2,028	1,370	2,481	1,515
Loans held for sale	2,954	1,840	1,185	1,291	2,216
Portfolio loans and leases:
Commercial and industrial loans	30,783	29,258	28,099	27,344	27,191
Commercial mortgage loans	10,138	10,330	10,233	10,510	10,845
Commercial construction loans	1,020	1,213	1,778	1,980	2,048
Commercial leases	3,531	3,368	3,326	3,367	3,378
Residential mortgage loans	10,672	10,249	9,849	9,530	8,956
Home equity	10,719	10,920	11,048	11,222	11,513
Automobile loans	11,827	11,593	11,315	11,129	10,983
Credit card	1,978	1,878	1,856	1,821	1,896
Other consumer loans and leases	350	407	463	562	681

Portfolio loans and leases	81,018	79,216	77,967	77,465	77,491
Allowance for loan and lease losses	(2,255)	(2,439)	(2,614)	(2,805)	(3,004)

Portfolio loans and leases, net	78,763	76,777	75,353	74,660	74,487
Bank premises and equipment	2,447	2,410	2,395	2,389	2,389
Operating lease equipment	497	462	492	513	479
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	40	45	49	55	62
Servicing rights	681	662	847	894	822
Other assets	8,863	9,163	8,254	7,967	8,400

Total assets	$116,967	$114,905	$110,805	$110,485	$111,007

Liabilities
Deposits:
Demand	$27,600	$24,547	$22,589	$22,066	$21,413
Interest checking	20,392	18,616	18,072	18,597	18,560
Savings	21,756	21,673	21,764	21,697	20,903
Money market	4,989	5,448	4,859	5,184	5,035
Foreign office	3,250	3,139	3,271	3,569	3,721
Other time	4,638	5,439	6,399	7,043	7,728
Certificates - $100,000 and over	3,039	3,092	3,642	4,160	4,287
Other	46	93	2	1	1

Total deposits	85,710	82,047	80,598	82,317	81,648
Federal funds purchased	346	427	403	332	279
Other short-term borrowings	3,239	4,894	2,702	1,297	1,574
Accrued taxes, interest and expenses	1,469	1,307	1,067	844	889
Other liabilities	3,270	3,372	3,282	2,948	2,979
Long-term debt	9,682	9,800	10,152	10,555	9,558

Total liabilities	103,716	101,847	98,204	98,293	96,927
Equity
Common stock	2,051	2,051	2,051	2,051	1,779
Preferred stock	398	398	398	398	3,654
Capital surplus	2,792	2,780	2,769	2,824	1,715
Retained earnings	7,554	7,323	7,024	6,752	6,719
Accumulated other comprehensive income	470	542	396	263	314
Treasury stock	(64)	(65)	(66)	(125)	(130)

Total Bancorp shareholders’ equity	13,201	13,029	12,572	12,163	14,051
Noncontrolling interest	50	29	29	29	29

Total Equity	13,251	13,058	12,601	12,192	14,080

Total liabilities and equity	$116,967	$114,905	$110,805	$110,485	$111,007

(a) Amortized cost	$14,614	$15,427	$14,889	$14,707	$14,919
(b) Market values	322	337	344	346	353
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	919,804	919,779	919,818	918,728	796,273
Treasury	4,088	4,114	4,074	5,165	5,232

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	December 2011	December 2010	December 2011	December 2010
Total equity, beginning	$13,058	$13,913	$14,080	$13,497
Net income attributable to Bancorp	314	333	1,297	753
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(34)	(112)	164	105
Qualifying cash flow hedges	(11)	(6)	13	(38)
Change in accumulated other comprehensive income related to employee benefit plans	(26)	1	(20)	6

Comprehensive income	243	216	1,454	826
Cash dividends declared:
Common stock	(74)	(8)	(258)	(32)
Preferred stock	(9)	(51)	(50)	(205)
Issuance of common stock	—	—	1,648	—
TARP repayment	—	—	(3,408)	—
Stock-based awards exercised, including treasury shares issued	—	—	1	(4)
Loans repaid (issued) related to exercise of stock-based awards, net	—	1	1	1
Redemption of preferred stock warrants issued under TARP CPP	—	—	(280)	—
Stock-based compensation expense	12	11	42	44
Impact of cumulative effect of change in accounting principle	—	—	—	(77)
Noncontrolling interest	21	(1)	21	29

Total equity, endinq	$13,251	$14,080	$13,251	$14,080

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	December 2011	September 2011	December 2010	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$29,954	$28,824	$26,509	4%	13%
Commercial mortgage loans	10,350	10,140	11,276	2%	(8%)
Commercial construction loans	1,155	1,777	2,289	(35%)	(50%)
Commercial leases	3,352	3,300	3,314	2%	1%
Residential mortgage loans	12,638	11,224	10,693	13%	18%
Home equity	10,810	10,985	11,655	(2%)	(7%)
Automobile loans	11,696	11,445	10,825	2%	8%
Credit card	1,906	1,864	1,844	2%	3%
Other consumer loans and leases	417	454	743	(8%)	(44%)
Taxable securities	15,270	15,790	15,367	(3%)	(1%)
Tax exempt securities	58	64	268	(9%)	(78%)
Other short-term investments	1,915	2,288	2,431	(16%)	(21%)

Total interest-earning assets	99,521	98,155	97,214	1%	2%
Cash and due from banks	2,418	2,362	2,284	2%	6%
Other assets	15,758	15,381	15,449	2%	2%
Allowance for loan and lease losses	(2,429)	(2,603)	(3,089)	(7%)	(21%)

Total assets	$115,268	$113,295	$111,858	2%	3%

Liabilities
Interest-bearing liabilities:
Interest checking	$19,263	$18,322	$17,578	5%	10%
Savings	21,715	21,747	20,602	—	5%
Money market	5,255	5,213	4,985	1%	5%
Foreign office	3,325	3,255	3,733	2%	(11%)
Other time	4,960	6,008	8,490	(17%)	(42%)
Certificates - $100,000 and over	3,085	3,376	4,858	(9%)	(36%)
Other	16	7	9	147%	92%
Federal funds purchased	348	376	376	(7%)	(7%)
Other short-term borrowings	3,793	4,033	1,728	(6%)	119%
Long-term debt	9,707	10,136	10,298	(4%)	(6%)

Total interest-bearing liabilities	71 ,467	72,473	72,657	(1%)	(2%)
Demand deposits	26,069	23,677	21,066	10%	24%
Other liabilities	4,536	4,275	4,099	6%	11%

Total liabilities	102,072	100,425	97,822	2%	4%
Equity	13,196	12,870	14,036	3%	(6%)

Total liabilities and equity	$115,268	$113,295	$111,858	2%	3%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.28%	4.29%	4.64%
Commercial mortgage loans	3.89%	3.94%	4.17%
Commercial construction loans	3.04%	3.02%	2.90%
Commercial leases	3.87%	3.87%	4.21%
Residential mortgage loans	4.16%	4.47%	4.64%
Home equity	3.87%	3.89%	3.98%
Automobile loans	4.27%	4.52%	5.41%
Credit card	9.66%	9.49%	10.55%
Other consumer loans and leases	36.95%	30.76%	18.68%

Total loans and leases	4.41%	4.48%	4.78%
Taxable securities	3.75%	3.88%	3.88%
Tax exempt securities	5.42%	5.84%	4.27%
Other short-term investments	0.24%	0.25%	0.25%

Total interest-earning assets	4.23%	4.28%	4.52%
Interest-bearing liabilities:
Interest checking	0.24%	0.25%	0.28%
Savings	0.23%	0.25%	0.45%
Money market	0.22%	0.27%	0.34%
Foreign office	0.25%	0.26%	0.34%
Other time	1.77%	2.27%	2.39%
Certificates - $100,000 and over	1.73%	2.09%	1.94%
Other	0.03%	0.03%	0.26%
Federal funds purchased	0.10%	0.10%	0.19%
Other short-term borrowings	0.10%	0.10%	0.19%
Long-term debt	3.09%	2.85%	2.72%

Total interest-bearing liabilities	0.79%	0.86%	1.04%
Ratios:
Net interest margin (taxable equivalent)	3.67%	3.65%	3.75%
Net interest rate spread (taxable equivalent)	3.44%	3.42%	3.48%
Interest-bearing liabilities to interest-earning assets	71.81%	73.83%	74.74%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	December 2011	December 2010	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$28,546	$26,334	8%
Commercial mortgage loans	10,447	11,585	(10%)
Commercial construction loans	1,740	3,066	(43%)
Commercial leases	3,341	3,343	—
Residential mortgage loans	11,318	9,868	15%
Home equity	11,077	11,996	(8%)
Automobile loans	11,352	10,427	9%
Credit card	1,864	1,870	—
Other consumer loans and leases	529	743	(29%)
Taxable securities	15,334	16,054	(4%)
Tax exempt securities	103	317	(67%)
Other short-term investments	2,031	3,328	(39%)

Total interest-earning assets	97,682	98,931	(1%)
Cash and due from banks	2,352	2,245	5%
Other assets	15,335	14,841	3%
Allowance for loan and lease losses	(2,703)	(3,583)	(25%)

Total assets	$112,666	$112,434	—

Liabilities
Interest-bearing liabilities:
Interest checking	$18,707	$18,218	3%
Savings	21,652	19,612	10%
Money market	5,154	4,808	7%
Foreign office	3,490	3,355	4%
Other time	6,260	10,526	(41%)
Certificates - $100,000 and over	3,656	6,083	(40%)
Other	7	6	6%
Federal funds purchased	345	291	18%
Other short-term borrowings	2,777	1,635	70%
Long-term debt	10,154	10,902	(7%)

Total interest-bearing liabilities	72,202	75,436	(4%)
Demand deposits	23,389	19,669	19%
Other liabilities	4,189	3,580	17%

Total liabilities	99,780	98,685	1%
Equity	12,886	13,749	(6%)

Total liabilities and equity	$112,666	$112,434	—

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.34%	4.70%
Commercial mortgage loans	3.99%	4.11%
Commercial construction loans	3.06%	3.01%
Commercial leases	3.99%	4.40%
Residential mortgage loans	4.45%	4.84%
Home equity	3.91%	4.00%
Automobile loans	4.67%	5.83%
Credit card	9.86%	10.73%
Other consumer loans and leases	25.77%	15.58%

Total loans and leases	4.52%	4.84%
Taxable securities	3.89%	4.05%
Tax exempt securities	5.41%	3.92%
Other short-term investments	0.25%	0.25%

Total interest-earning assets	4.34%	4.56%
Interest-bearing liabilities:
Interest checking	0.26%	0.29%
Savings	0.31%	0.55%
Money market	0.27%	0.40%
Foreign office	0.28%	0.35%
Other time	2.23%	2.62%
Certificates - $100,000 and over	1.97%	2.06%
Other	0.03%	0.13%
Federal funds purchased	0.11%	0.17%
Other short-term borrowings	0.12%	0.21%
Long-term debt	3.01%	2.65%

Total interest-bearing liabilities	0.92%	1.17%
Ratios:
Net interest margin (taxable equivalent)	3.66%	3.66%
Net interest rate spread (taxable equivalent)	3.42%	3.39%
Interest-bearing liabilities to interest-earning assets	73.92%	76.25%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Assets
Interest-earning assets:
Commercial and industrial loans	$29,954	$28,824	$27,970	$27,404	$26,509
Commercial mortgage loans	10,350	10,140	10,491	10,816	11,276
Commercial construction loans	1,155	1,777	1,950	2,085	2,289
Commercial leases	3,352	3,300	3,349	3,364	3,314
Residential mortgage loans	12,638	11,224	10,655	10,736	10,693
Home equity	10,810	10,985	11,144	11,376	11,655
Automobile loans	11,696	11,445	11,188	11,070	10,825
Credit card	1,906	1,864	1,834	1,852	1,844
Other consumer loans and leases	417	454	572	676	743
Taxable securities	15,270	15,790	15,115	15,156	15,367
Tax exempt securities	58	64	96	197	268
Other short-term investments	1,915	2,288	1,981	1,937	2,431

Total interest-earning assets	99,521	98,155	96,345	96,669	97,214
Cash and due from banks	2,418	2,362	2,356	2,268	2,284
Other assets	15,758	15,381	15,298	14,897	15,449
Allowance for loan and lease losses	(2,429)	(2,603)	(2,799)	(2,990)	(3,089)

Total assets	$115,268	$113,295	$111,200	$110,844	$111,858

Liabilities
Interest-bearing liabilities:
Interest checking	$19,263	$18,322	$18,701	$18,539	$17,578
Savings	21,715	21,747	21,817	21,324	20,602
Money market	5,255	5,213	5,009	5,136	4,985
Foreign office	3,325	3,255	3,805	3,580	3,733
Other time	4,960	6,008	6,738	7,363	8,490
Certificates - $100,000 and over	3,085	3,376	3,955	4,226	4,858
Other	16	7	2	1	9
Federal funds purchased	348	376	344	310	376
Other short-term borrowings	3,793	4,033	1,605	1,638	1,728
Long-term debt	9,707	10,136	10,527	10,255	10,298

Total interest-bearing liabilities	71,467	72,473	72,503	72,372	72,657
Demand deposits	26,069	23,677	22,174	21,582	21,066
Other liabilities	4,536	4,275	4,129	3,809	4,099

Total liabilities	102,072	100,425	98,806	97,763	97,822
Equity	13,196	12,870	12,394	13,081	14,036

Total liabilities and equity	$115,268	$113,295	$111,200	$110,844	$111,858

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.28%	4.29%	4.35%	4.45%	4.64%
Commercial mortgage loans	3.89%	3.94%	4.00%	4.11%	4.17%
Commercial construction loans	3.04%	3.02%	3.01%	3.15%	2.90%
Commercial leases	3.87%	3.87%	4.06%	4.17%	4.21%
Residential mortgage loans	4.16%	4.47%	4.54%	4.67%	4.64%
Home equity	3.87%	3.89%	3.91%	3.96%	3.98%
Automobile loans	4.27%	4.52%	4.81%	5.10%	5.41%
Credit card	9.66%	9.49%	9.91%	10.43%	10.55%
Other consumer loans and leases	36.95%	30.76%	22.02%	18.54%	18.68%

Total loans and leases	4.41%	4.48%	4.54%	4.67%	4.78%
Taxable securities	3.75%	3.88%	3.97%	3.96%	3.88%
Tax exempt securities	5.42%	5.84%	6.41%	4.77%	4.27%
Other short-term investments	0.24%	0.25%	0.25%	0.25%	0.25%

Total interest-earning assets	4.23%	4.28%	4.37%	4.47%	4.52%
Interest-bearing liabilities:
Interest checking	0.24%	0.25%	0.26%	0.28%	0.28%
Savings	0.23%	0.25%	0.33%	0.43%	0.45%
Money market	0.22%	0.27%	0.29%	0.32%	0.34%
Foreign office	0.25%	0.26%	0.29%	0.31%	0.34%
Other time	1.77%	2.27%	2.40%	2.36%	2.39%
Certificates - $100,000 and over	1.73%	2.09%	2.05%	1.99%	1.94%
Other	0.03%	0.03%	0.02%	0.05%	0.26%
Federal funds purchased	0.10%	0.10%	0.11%	0.14%	0.19%
Other short-term borrowings	0.10%	0.10%	0.16%	0.19%	0.19%
Long-term debt	3.09%	2.85%	3.16%	2.95%	2.72%

Total interest-bearing liabilities	0.79%	0.86%	1.00%	1.02%	1.04%
Ratios:
Net interest margin (taxable equivalent)	3.67%	3.65%	3.62%	3.71%	3.75%
Net interest rate spread (taxable equivalent)	3.44%	3.42%	3.37%	3.45%	3.48%
Interest-bearing liabilities to interest-earning assets	71.81%	73.83%	75.25%	74.87%	74.74%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Average Loans and Leases
Commercial:
Commercial and industrial loans	$29,891	$28,777	$27,909	$27,331	$26,338
Commercial mortgage loans	10,262	10,050	10,394	10,685	10,985
Commercial construction loans	1,132	1,752	1,918	2,030	2,171
Commercial leases	3,351	3,300	3,349	3,364	3,314

Subtotal - commercial	44,636	43,879	43,570	43,410	42,808
Consumer:
Residential mortgage loans	10,464	10,006	9,654	9,282	8,382
Home equity	10,810	10,985	11,144	11,376	11,655
Automobile loans	11,696	11,445	11,188	11,070	10,825
Credit card	1,906	1,864	1,834	1,852	1,844
Other consumer loans and leases	402	441	547	646	722

Subtotal - consumer	35,278	34,741	34,367	34,226	33,428

Total average loans and leases (excluding held for sale)	$79,914	$78,620	$77,937	$77,636	$76,236

Average loans held for sale	2,364	1,393	1,216	1,743	2,912

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$30,783	$29,258	$28,099	$27,344	$27,191
Commercial mortgage loans	10,138	10,330	10,233	10,510	10,845
Commercial construction loans	1,020	1,213	1,778	1,980	2,048
Commercial leases	3,531	3,368	3,326	3,367	3,378

Subtotal - commercial	45,472	44,169	43,436	43,201	43,462
Consumer:
Residential mortgage loans	10,672	10,249	9,849	9,530	8,956
Home equity	10,719	10,920	11,048	11,222	11,513
Automobile loans	11,827	11,593	11,315	11,129	10,983
Credit card	1,978	1,878	1,856	1,821	1,896
Other consumer loans and leases	350	407	463	562	681

Subtotal - consumer	35,546	35,047	34,531	34,264	34,029

Total portfolio loans and leases	$81,018	$79,216	$77,967	$77,465	$77,491

Core business activity	2,816	1,643	1,009	1,076	1,922
Portfolio management activity	138	197	176	216	294

Total loans held for sale	2,954	1,840	1,185	1,291	2,216

Operating lease equipment	497	462	492	513	479

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	606	640	602	547	490
Commercial mortgage loans	286	301	304	328	337
Commercial construction loans	64	67	67	56	55
Commercial leases	166	94	104	118	125
Residential mortgage loans	57,126	56,483	56,026	55,447	54,234
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	58,248	57,585	57,103	56,496	55,241

Total loans and leases serviced	$142,717	$139,103	$136,747	$135,765	$135,427

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	December 2011	September 2011	June 2011	March 2011	December 2010
Tier I capital:
Bancorp shareholders’ equity	$13,201	$13,029	$12,572	$12,162	$14,051
Goodwill and certain other intangibles	(2,514)	(2,514)	(2,536)	(2,546)	(2,546)
Unrealized (gains) losses	(470)	(542)	(396)	(263)	(314)
Qualifying trust preferred securities	2,248	2,273	2,312	2,763	2,763
Other	38	20	20	13	11

Total tier I capital	$12,503	$12,266	$11,972	$12,129	$13,965

Total risk-based capital:
Tier I capital	$12,503	$12,266	$11,972	$12,129	$13,965
Qualifying allowance for credit losses	1,328	1,299	1,275	1,266	1,283
Qualifying subordinated notes	3,054	3,098	2,837	2,780	2,930

Total risk-based capital	$16,885	$16,663	$16,084	$16,175	$18,178

Risk-weighted assets (b)	$104,999	$102,562	$100,320	$99,392	$100,561

Ratios:
Average shareholders’ equity to average assets	11.41%	11.33%	11.12%	11.77%	12.52%

Regulatory capital:

Fifth Third Bancorp
Tier I capital	11.91%	11.96%	11.93%	12.20%	13.89%
Total risk-based capital	16.08%	16.25%	16.03%	16.27%	18.08%
Tier I leverage	11.10%	11.08%	11.03%	11.21%	12.79%
Tier I common equity	9.34%	9.33%	9.20%	8.99%	7.48%

Fifth Third Bank
Tier I capital	12.01%	12.32%	13.26%	13.61%	13.13%
Total risk-based capital	13.61%	14.18%	15.13%	15.49%	15.12%
Tier I leverage	11.20%	11.40%	12.25%	12.49%	12.08%
Tier I common equity	12.01%	12.32%	13.26%	13.61%	13.13%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$29,891	$28,777	$27,909	$27,331	$26,338
Commercial mortgage loans	10,262	10,050	10,394	10,685	10,985
Commercial construction loans	1,132	1,752	1,918	2,030	2,171
Commercial leases	3,351	3,300	3,349	3,364	3,314
Residential mortgage loans	10,464	10,006	9,654	9,282	8,382
Home equity	10,810	10,985	11,144	11,376	11,655
Automobile loans	11,696	11 ,445	11,188	11,070	10,825
Credit card	1,906	1,864	1,834	1,852	1,844
Other consumer loans and leases	402	441	547	646	722

Total average loans and leases (excluding held for sale)	$79,914	$78,620	$77,937	$77,636	$76,236

Losses charged off:
Commercial and industrial loans	($76)	($62)	($86)	($90)	($98)
Commercial mortgage loans	(53)	(49)	(51)	(58)	(83)
Commercial construction loans	(6)	(35)	(21)	(27)	(15)
Commercial leases	(1)	—	—	(1)	(1)
Residential mortgage loans	(38)	(38)	(37)	(67)	(63)
Home equity	(54)	(56)	(58)	(66)	(68)
Automobile loans	(20)	(19)	(18)	(28)	(28)
Credit card	(25)	(26)	(31)	(33)	(35)
Other consumer loans and leases	(7)	(9)	(41)	(27)	(8)

Total losses	(280)	(294)	(343)	(397)	(399)
Recoveries of losses previously charged off:
Commercial and industrial loans	14	7	10	7	13
Commercial mortgage loans	6	2	4	4	3
Commercial construction loans	2	—	1	1	4
Commercial leases	1	1	2	—	4
Residential mortgage loans	2	2	1	2	1
Home equity	4	3	4	3	3
Automobile loans	7	7	10	8	9
Credit card	4	8	3	2	2
Other consumer loans and leases	1	2	4	3	4

Total recoveries	41	32	39	30	43

Net losses charged off:
Commercial and industrial loans	(62)	(55)	(76)	(83)	(85)
Commercial mortgage loans	(47)	(47)	(47)	(54)	(80)
Commercial construction loans	(4)	(35)	(20)	(26)	(11)
Commercial leases	—	1	2	(1)	3
Residential mortgage loans	(36)	(36)	(36)	(65)	(62)
Home equity	(50)	(53)	(54)	(63)	(65)
Automobile loans	(13)	(12)	(8)	(20)	(19)
Credit card	(21)	(18)	(28)	(31)	(33)
Other consumer loans and leases	(6)	(7)	(37)	(24)	(4)

Total net losses charged off	($239)	($262)	($304)	($367)	($356)

Net charge-off Ratios:
Commercial and industrial loans	0.82%	0.76%	1.10%	1.22%	1.27%
Commercial mortgage loans	1.82%	1.86%	1.83%	2.04%	2.86%
Commercial construction loans	1.37%	7.90%	4.09%	5.24%	1.88%
Commercial leases	(0.01%)	(0.12%)	(0.25%)	0.04%	(0.34%)
Residential mortgage loans	1.38%	1.41%	1.50%	2.82%	2.93%
Home equity	1.83%	1.89%	1.94%	2.23%	2.20%
Automobile loans	0.44%	0.41%	0.29%	0.73%	0.68%
Credit card	4.29%	3.86%	6.08%	6.60%	7.12%
Other consumer loans and leases	6.75%	6.67%	26.47%	17.16%	4.09%

Total net charge-off ratio	1.19%	1.32%	1.56%	1.92%	1.86%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	Decmeber 2010
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,439	$2,614	$2,805	$3,004	$3,194
Total net losses charged off	(239)	(262)	(304)	(367)	(356)
Provision for loan and lease losses	55	87	113	168	166

Allowance for loan and lease losses, ending	$2,255	$2,439	$2,614	$2,805	$3,004

Reserve for unfunded commitments, beginning	$187	$197	$211	$227	$231
Provision for unfunded commitments	(6)	(10)	(14)	(16)	(4)

Reserve for unfunded commitments, ending	$181	$187	$197	$211	$227

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,255	$2,439	$2,614	$2,805	$3,004
Reserve for unfunded commitments	181	187	197	211	227

Total allowance for credit losses	$2,436	$2,626	$2,811	$3,016	$3,231

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$408	$449	$485	$477	$473
Commercial mortgage loans	358	353	417	415	407
Commercial construction loans	123	151	147	159	182
Commercial leases	9	13	16	11	11
Residential mortgage loans	134	142	145	140	152
Home equity	25	25	26	24	23
Automobile loans	—	—	1	1	1
Other consumer loans and leases	1	1	3	60	84

Total nonaccrual portfolio loans and leases	1,058	1,134	1,240	1,287	1,333
Restructured loans and leases - commercial (non accrual)	160	189	188	149	141
Restructured loans and leases - consumer (non accrual)	220	215	211	209	206

Total nonperforming portfolio loans and leases	1,438	1,538	1,639	1,645	1,680
Repossessed property	14	17	15	20	27
Other real estate owned	364	389	434	461	467

Total nonperforming assets (a)	1,816	1,944	2,088	2,126	2,174
Nonaccrual loans held for sale	131	171	147	184	247
Restructured loans - commercial (non accrual) held for sale	7	26	29	32	47

Total nonperforming assets including loans held for sale	$1,954	$2,141	$2,264	$2,342	$2,468

Restructured portfolio consumer loans and leases (accrual)	$1,612	$1,601	$1,593	$1,573	$1,560
Restructured portfolio commercial loans and leases (accrual)	$390	$349	$266	$243	$228

Ninety days past due loans and leases:
Commercial and industrial loans	$4	$9	$7	$8	$16
Commercial mortgage loans	3	10	12	8	11
Commercial construction loans	1	43	48	23	3
Commercial leases	—	1	1	—	—

Total commercial loans and leases	8	63	68	39	30

Residential mortgage loans	79	91	87	98	100
Home equity	74	83	84	84	89
Automobile loans	9	9	10	9	13
Credit card	30	28	30	36	42
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	192	211	211	227	244

Total ninety days past due loans and leases	$200	$274	$279	$266	$274

Ratios
Net losses charged off as a percent of average loans and leases	1.19%	1.32%	1.56%	1.92%	1.86%
Allowance for loan and lease losses:
As a percent of loans and leases	2.78%	3.08%	3.35%	3.62%	3.88%
As a percent of nonperforming loans and leases (a)	157%	158%	160%	170%	179%
As a percent of nonperforming assets (a)	124%	125%	125%	132%	138%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.76%	1.93%	2.09%	2.11%	2.15%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.23%	2.44%	2.66%	2.73%	2.79%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	2.32%	2.64%	2.84%	2.96%	3.08%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	December 2011	September 2011	June 2011	March 2011	December 2010
Income before income taxes (U.S. GAAP)	418	530	506	377	417
Add: Provision expense (U.S. GAAP)	55	87	113	168	166

Pre-provision net revenue	473	617	619	545	583

Net income available to common shareholders (U.S. GAAP)	305	373	328	88	270
Add: Intangible amortization, net of tax	3	3	4	5	7

Tangible net income available to common shareholders	308	376	332	93	277
Tangible net income available to common shareholders (annualized) (a)	1,222	1,492	1,332	377	1,099

Average Bancorp shareholders’ equity (U.S. GAAP)	13,147	12,841	12,365	13,052	14,007
Less: Average preferred stock	398	398	398	1,557	3,648
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	42	47	52	59	67

Average tangible common equity (b)	10,290	9,979	9,498	9,019	7,875

Total Bancorp shareholders’ equity (U.S. GAAP)	13,201	13,029	12,572	12,163	14,051
Less: Preferred stock	(398)	(398)	(398)	(398)	(3,654)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(40)	(45)	(49)	(55)	(62)

Tangible common equity, including unrealized gains / losses (c)	10,346	10,169	9,708	9,293	7,918
Less: Accumulated other comprehensive income / loss	(470)	(542)	(396)	(263)	(314)

Tangible common equity, excluding unrealized gains / losses (d)	9,876	9,627	9,312	9,030	7,604
Add: Preferred stock	398	398	398	398	3,654

Tangible equity (e)	10,274	10,025	9,710	9,428	11,258

Total assets (U.S. GAAP)	116,967	114,905	110,805	110,485	111,007
Less: Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(40)	(45)	(49)	(55)	(62)

Tangible assets, including unrealized gains / losses (f)	114,510	112,443	108,339	108,013	108,528
Less: Accumulated other comprehensive income / loss, before tax	(723)	(834)	(609)	(405)	(483)

Tangible assets, excluding unrealized gains / losses (g)	113,787	111,609	107,730	107,608	108,045

Total Bancorp shareholders’ equity (U.S. GAAP)	13,201	13,029	12,572	12,163	14,051
Goodwill and certain other intangibles	(2,514)	(2,514)	(2,536)	(2,546)	(2,546)
Unrealized gains	(470)	(542)	(396)	(263)	(314)
Qualifying trust preferred securities	2,248	2,273	2,312	2,763	2,763
Other	38	20	20	12	11

Tier I capital	12,503	12,266	11,972	12,129	13,965
Less: Preferred stock	(398)	(398)	(398)	(398)	(3,654)
Qualifying trust preferred securities	(2,248)	(2,273)	(2,312)	(2,763)	(2,763)
Qualifying noncontrolling interest in consolidated subsidiaries	(50)	(30)	(30)	(30)	(30)

Tier I common equity (h)	9,807	9,565	9,232	8,938	7,518
Unrealized gains	470	542
Disallowed deferred tax assets	—	—
Disallowed MSRs	70	64
Other	12	10
Less: 10% of individual deferred tax assets, MSRs, investment in financial entities	—	—
15% of aggregate deferred tax assets, MSRs, investment in financial entities	—	—

Tier I common equity, Basel III proforma (i)	10,359	10,181

Common shares outstanding (j)	920	920	920	919	796
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (k)	104,999	102,560	100,320	99,392	100,561
Add: Regulatory deductions not deducted from Tier 1 common equity, risk-weighted at 250%	1,453	1,377

Risk-weighted assets, Basel III proforma (I)	106,452	103,937

Ratios:
Return on average tangible common equity (a) / (b)	11.88%	14.95%	14.02%	4.18%	13.95%
Tangible equity (e) / (g)	9.03%	8.98%	9.01%	8.76%	10.42%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.68%	8.63%	8.64%	8.39%	7.04%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.04%	9.04%	8.96%	8.60%	7.30%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (k)	9.41%	9.39%	9.28%	9.09%	7.56%
Tangible book value per share (c) / (j)	$11.25	$11.05	$10.55	$10.11	$9.94
Tier I common equity (h) / (k)	9.34%	9.33%	9.20%	8.99%	7.48%
Tier I common equity, Basel III proforma (i) / (I)	9.73%	9.80%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended December 31 , 201 1	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	359	365	87	28	81	920
Provision for loan and lease losses	(88)	(92)	(56)	(1)	182	(55)

Net interest income after provision for loan and lease losses	271	273	31	27	263	865
Total noninterest income	144	205	157	88	(44)	550
Total noninterest expense	(270)	(387)	(171)	(104)	(61)	(993)

Net income before taxes	145	91	17	11	158	422
Applicable income taxes (a)	(13)	(32)	(6)	(4)	(53)	(108)

Net income	132	59	11	7	105	314
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—

Net income attributable to Bancorp	132	59	11	7	105	314
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	132	59	11	7	96	305

For the three months ended September 30, 201 1	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	345	359	85	28	85	902
Provision for loan and lease losses	(104)	(87)	(55)	(15)	174	(87)

Net interest income after provision for loan and lease losses	241	272	30	13	259	815
Total noninterest income	159	215	191	92	8	665
Total noninterest expense	(262)	(399)	(158)	(105)	(22)	(946)

Net income (loss) before taxes	138	88	63	—	245	534
Applicable income taxes (a)	(10)	(31)	(22)	—	(90)	(153)

Net income (loss)	128	57	41	—	155	381
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	128	57	41	—	155	381
Dividends on preferred stock	—	—	—	—	8	8

Net income (loss) available to common shareholders	128	57	41	—	163	373

For the three months ended June 30, 201 1	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	339	359	81	28	62	869
Provision for loan and lease losses	(147)	(98)	(55)	(4)	191	(113)

Net interest income after provision for loan and lease losses	192	261	26	24	253	756
Total noninterest income	163	213	167	95	18	656
Total noninterest expense	(280)	(393)	(147)	(104)	23	(901)

Net income (loss) before taxes	75	81	46	15	294	511
Applicable income taxes (a)	11	(29)	(16)	(5)	(135)	(174)

Net income (loss)	86	52	30	10	159	337
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	86	52	30	—	159	337
Dividends on preferred stock	—	—	—	—	9	9

Net income (loss) available to common shareholders	172	104	60	10	150	328

For the three months ended March 31 , 201 1	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	333	336	93	28	94	884
Provision for loan and lease losses	(152)	(113)	(97)	(5)	199	(168)

Net interest income after provision for loan and lease losses	181	223	(4)	23	293	716
Total noninterest income	175	201	116	98	(6)	584
Total noninterest expense	(274)	(392)	(157)	(107)	12	(918)

Net income (loss) before taxes	82	32	(45)	14	299	382
Applicable income taxes (a)	7	(11)	16	(5)	(124)	(117)

Net income (loss)	89	21	(29)	9	175	265
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	89	21	(29)	9	175	265
Dividends on preferred stock	—	—	—	—	177	177

Net income (loss) available to common shareholders	89	21	(29)	9	(2)	88

For the three months ended December 31 , 201 0	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	360	106	29	34	919
Provision for loan and lease losses	(135)	(120)	(90)	(11)	190	(166)

Net interest income after provision for loan and lease losses	255	240	16	18	224	753
Total noninterest income	170	220	164	90	12	656
Total noninterest expense	(259)	(393)	(155)	(108)	(72)	(987)

Net income before taxes	166	67	25	—	164	422
Applicable income taxes (a)	(17)	(26)	(6)	—	(39)	(88)

Net income	149	41	19	—	125	334
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	149	41	19	—	124	333

Dividends on preferred stock	—	—	—	—	63	63

Net income available to common shareholders	149	41	19	—	61	270

(a)	Includes taxable equivalent adjustments of $4 million for the three months ended December 31 , 2011 , $4 million for the three months ended September 30, 2011 , $5 million for the three months ended June 30, 2011, $5 million for the three months ended March 31, 2011 and $5 for the three months ended December 31, 2010.